                                                  SECURITIES AND EXCHANGE COMMISSION
                                            placeCityWashington, StateD.C. PostalCode20549

                                                         ____________________

                                                             SCHEDULE 13G
                                                            (Rule 13d-102)

                                        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                                      TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                                                       PURSUANT TO RULE 13d-2(b)
                                                          (Amendment No. 10)*

                                                      ABM INDUSTRIES INCORPORATED
                                      ___________________________________________________________
                                                           (Name of Issuer)

                                                             COMMON STOCK
                                      ___________________________________________________________
                                                    (Title of Class of Securities)

                                                               000957100

                                                            (CUSIP Number)

                                                           December 31, 2006
                                      ___________________________________________________________
                                        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                                                          [X] Rule 13d - 1(b)
                                                          [ ] Rule 13d - 1(c)
                                                          [ ] Rule 13d - 1(d)

*        The  remainder  of this cover page shall be filled out for a reporting  person's  initial  filing on this form with respect to the subject class of securities,  and for any subsequent amendment  containing  information which would alter disclosures provided in a prior cover page.

         The  information  required  on the  remainder  of this page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange Act of 1934 ("Act") or otherwise  subject to the  liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                                                    (Continued on following page(s)

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     1        NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

              Bank of America Corporation                                            56-0906609

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     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
              (a) [ ]
                                                                                     (b) [ ]
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     3        SEC USE ONLY

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     4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                          placeStateDelaware
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---------------------------- -------- ----------------------------------------------- -----------------------

                                5     SOLE VOTING POWER

                                6
     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH        7

                                8
---------------------------- -------- ----------------------------------------------- -----------------------
---------------------------- -------- ----------------------------------------------- -----------------------

                                      SHARED VOTING POWER
---------------------------- -------- ----------------------------------------------- -----------------------
---------------------------- -------- ----------------------------------------------- -----------------------

                                      SOLE DISPOSITIVE POWER
---------------------------- -------- ----------------------------------------------- -----------------------
---------------------------- -------- ----------------------------------------------- -----------------------
                                      SHARED DISPOSITIVE POWER
---------------------------- -------- ----------------------------------------------- -----------------------
------------------ ------------------------------------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

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       10          CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                                                        [  ]
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       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                                  Less than 5% (Exit Filing)
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       12          TYPE OF REPORTING PERSON*

                                                                                                          HC
------------------ ------------------------------------------------------------------------------------------
                                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  ABM Industries Incorporated

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  addressStreet160 Pacific Avenue
                  addressStreetSuite 222
                  placeCitySan Francisco, StateCA  PostalCode94111

Item 2(a).        Name of Person Filing:

                  Bank of America Corporation

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Each Reporting  Person has its or his principal  business office at  addressStreet100  North Tryon Street,  Floor 25,
                  Bank of America Corporate Center, CityplaceCharlotte, StateNC PostalCode28255.

Item 2(c).        Citizenship:

                  Bank of America Corporation                                   placeStateDelaware

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  000957100

Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  (a)      [  ] Broker or dealer registered under Section 15 of the Exchange Act.
                  (b)      [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.
                  (c)      [  ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d)      [  ] Investment company registered under Section 8 of the Investment Company Act.
                  (e)      [  ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
                  (f)      [  ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
                  (g)      [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
                  (h)      [  ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
                  (i)      [ ] A church plan that is excluded from the  definition of an investment  company under Section  3(c)(14) of the Investment Company Act.
                  (j)      [  ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box.  [  ]

Item 4.           Ownership:

                  With respect to the beneficial  ownership of the reporting person,  see Items 5 through 11 of the cover pages to this
                  Schedule 13G, which are incorporated herein by reference.

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [ X ].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable.

Item 7.           Identification  and  Classification  of the  Subsidiary  which  Acquired the Security Being Reported on By the Parent
                  Holding Company:

                  With  respect to  Subsidiary  Identification  and  Classification,  see Items 5 through 11 of the cover pages to this
                  Schedule 13G, which are incorporated herein by reference.

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.           Notice of Dissolution of Group:

                  Not applicable.

Item 10. Certification:

                  By signing below each of the undersigned certifies that, to the best of such undersigned's  knowledge and belief, the securities  referred  to above were not  acquired  and are not for the  purpose of or with the effect of  changing or influencing  the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                                   SIGNATURE

After  reasonable  inquiry and to the best of my knowledge and belief,  I certify that the  information  set forth in this statement is true, complete and correct.

Dated:   December ___, 2006

Bank of America Corporation

By:      /s/ Charles F. Bowman
         Charles F. Bowman
         Senior Vice President